Exhibit 11.1

SUMMARY

1. Administration Message	3

2. Presentation	4

3. Our Positioning	4

4. Integrity Program	5

5. Ethics Committee	5

6. Channels of Dialogue	6

7. Care for Our Brand and Image	6

7.1 Brand Usage	6

7.2 Reputation	6

7.3 Representation in Events and Awards	7

8. Interaction with Stakeholders	7

8.1 Relationship with Our Customers	7

8.2 Relationship with Suppliers, Service Providers, and Business Partners	7

8.3 Hiring Suppliers and Service Providers	8

8.4 Relationship with Competitors	8

8.5 Relationship with Shareholders and Investors	8

8.6 Relationship with Public Authorities	9

8.7 Relationship with the Press and External Media	9

8.8 Conduct on Social Networks	10

8.9 Donations, Contributions and Sponsorships	10

8.10 Gifts, Presents, Trips and Entertainment	11

8.11 Organizations and Social Movements	11

9. Building a Healthy Environment	11

9.1 Responsibility of Our Leaders and Employees	11

9.2 Commitment to Promoting Diversity, Inclusion and Human Rights	12

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9.3 Prejudice, Discrimination and Harassment	12

9.4 Environmental Responsibility	12

9.5 Occupational Safety & Health	13

9.6 Asset Security and Prevention	14

9.7 Use of Alcohol, Drugs, and Possession of Weapons at Work	14

10. Ethics and Transparency	15

10.1 Conflicts of Interest	15

10.2 Side Activities	15

10.3 Family and Intimate Relationships	16

10.4 Information Security	16

10.5 Protecting Financial and Sustainability Information	16

10.6 Internal Controls and Accurate Accounting Records	16

10.7 Insider Information	16

10.8 Anti-Corruption and Prevention of Fraud and Money Laundering	17

10.9 Compliance with Laws, Regulations, and Internal Rules	17

10.10 Use of Assets and Resources	18

11. About This Code	18

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1. Administration Message

Being Assaí is about working with customer focus and ethics. These are the fundamental values of Our Culture, reflecting what we believe and who we are. This way, we contribute to developing a sustainable business environment and a fairer and more supportive society.

We understand that this way of thinking and acting is what makes our Company one of the most respected and strongest brands in Brazil. Therefore, taking care of our institutional reputation is each one of our duties.

The objective of this Code of Ethics and Conduct, approved at a meeting of the Board of Directors, is to be the document that gathers and presents the integrity premises expected in our daily activities, ensuring that transparency guides our relationship with our stakeholders, such as employees, public authorities, business partners, customers, the press, and shareholders.

We do not compromise on reaching our goals through legality and the promotion of sustainability, human rights, diversity, and inclusion. Therefore, each of us is responsible for knowing the content of this Code and adhering to the Values, principles, and guidelines presented herein.

We also encourage you to share your suggestions. After all, this Code does not cover every situation we may encounter.

We count on your collaboration, your involvement, and, above all, your commitment. This Code is a fundamental document for us to work in an integrated and coherent manner. By acting ethically, we will continue to grow sustainably and reach even further.

Enjoy reading!

Belmiro Gomes – CEO	Oscar Bernardes - Chairman

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2. Presentation

At Assaí, we believe that success depends on what we build each day. Therefore, we are committed to conducting business with transparency, responsibility, loyalty, and ethics, complying with Brazilian legislation and per international principles. In this way, we positively influence those around us.

In this Code of Ethics and Conduct, you will find the principles and guidelines that guide our work and business decisions. It presents Assaí’s expectations regarding the behavior of each of our leaders, administrators, board members, and employees and is equally applicable to our suppliers, business partners, and service providers.

Live and multiply our Values. This makes a difference not only for us to have an environment of integrity and mutual respect, but to build, together, a more inclusive, fair, and equitable society.

We are in constant evolution, and with each challenge, we reaffirm who we are. We have the enthusiasm and courage to go further, in pursuit of the same purpose: to make prosperity a reality for everyone.

We are united from North to South and work to ensure that Assaí is remembered through our positioning for everyone, from sunrise to sunset.

This is the #CONDUCTTHATUNITESUS

3. Our Positioning

We Grow Strong Because We Have Our Identity Here at Assaí, our essence is what sustains us every day.

We are in constant evolution, and with each challenge, we reaffirm who we are. Our “Being Assaí is Like This” culture is the foundation of everything we do, and that’s why we get stronger day after day.

We have six values that guide us, and that must always be put into practice by all employees and in all our stores, distribution centers, and offices:

●	Simplicity

●	Customer Focus

●	Passion for What We Do

●	Commitment to Results

●	Care for Our People

●	Ethics

These are the values that brought us here and that will take us forward, making our brand continue to grow at an accelerated pace, from North to South of the Country.

Our Purpose defines the path we want to follow to leave our contribution to society. Therefore, we act to make PROSPERITY A REALITY FOR EVERYONE.

Our Positioning Is What Connects Us Our positioning translates how we want to be seen and be present in the lives of our customers and in the communities where we are inserted. It is the way we stand out and aspire to be remembered.

Just as the sun rises every day for everyone, the hope for better days is born along with the opportunities to make a difference in society. Therefore, to strengthen our brand in the market, we are Assaí Wholesale. For everyone, from Sunrise to Sunset.

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4. Integrity Program

We adopt best practices in ethics and corporate conduct through Assaí’s comprehensive Integrity Program, managed by the Compliance area. This program incorporates the following pillars:

●	Policies and Procedures.

●	Training and Education.

●	Communication and Awareness.

●	Continuous Risk Assessment.

●	Monitoring and Oversight.

●	Continuous Review and Improvement.

The implementation of the Integrity Program is essential to promote a culture of compliance, mitigate legal risks, avoid fines and penalties, build trust with stakeholders, and safeguard the organization’s reputation.

Furthermore, it reflects our commitment to high ethical standards and contributes to our long-term success. At Assaí, integrity is a non-negotiable priority, and all employees play a fundamental role in promoting this culture.

5. Ethics Committee

The Ethics Committee is the body responsible for ensuring this document, ensuring that all parties involved with Assaí, as well as its employees, know and effectively follow the conduct guidelines established herein. Furthermore, the Committee has the responsibility to promote and support ethical conduct, establish guidelines, and foster the organization’s Integrity Program.

The Ethics Committee consists of the CEO, members of the Executive Board, and Compliance Management. Additionally, invited members participate in the meeting according to the day’s agenda and a secretary.

Its responsibilities include:

●	Evaluating and approving any updates to this Code of Ethics and Conduct.

●	Receiving and analyzing reports from the Ethics Hotline related to violations of this Code.

●	Handling situations not foreseen in this document.

●	Ensuring that reported incidents are properly addressed and that appropriate corrective action is applied.

●	Evaluating the topics reported to the Audit Committee by the Committee Coordinator, who is the Company’s President.

The operation of the Ethics Committee is regulated by internal Company policy.

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6. Channels of Dialogue

We maintain open communication channels permanently, as we believe they play a fundamental role in improving our processes and relationships. Our managers and Human Resources representatives are available as our primary points of contact and can be reached to assist in obtaining answers regarding conduct issues.

In addition, we have the Ethics Hotline as a valuable channel for registering and investigating cases of non-compliance with the Assaí Code of Ethics and Conduct. This channel ensures confidentiality and protection of the whistleblower’s identity, allowing anonymous reports if preferred.

All reports received are treated with due confidentiality. The most important thing is not to remain silent.

If you have any questions, do not hesitate to contact us. We are here to listen, support, and ensure that our community at Assaí remains committed to the highest standards of conduct.

Ethics Hotline:

Service available 24 hours a day, 7 days a week.

Phone: 0800 777 3377

E-mail: canaldeetica@assai.com.br

Site: www.assai.com.br/canaldeetica

7. Care for Our Brand and Image

7.1 Brand Usage

The Assaí brand represents our Company’s identity and has invaluable value for our success and growth. We have the responsibility to preserve the correct use of its constituent elements, such as the logo and colors. Our visual identity must be used with due care and safeguarded so that it is not used inappropriately.

To ensure correct application, all employees or partners who need to use it must follow the guidelines and obtain due authorization from the Brand Management/Marketing area. This is essential to ensure compliance with the technical requirements and usage guidelines previously established and approved.

7.2 Reputation

Reputation is an asset of extreme importance to enrich and strengthen our Company’s image. We all share the responsibility to preserve it. We must act with caution when exposing the Company in any context: relationships with stakeholders, social media, press, awards, events, among others. It is essential that our conduct complies with the principles established in this Code of Ethics and Conduct, repudiating practices that are not aligned with the Company’s Values and purpose.

It is everyone’s duty to ensure the maintenance of an environment with high standards of ethical and moral conduct. Our performance, whether inside or outside stores, Distribution Centers (DCs), offices, or the headquarters, must be respectful, integral, and honest. Our reputation was built by honoring our commitments, transparency in negotiations, compliance with regulations and legislation and establishing a solid identity that makes the Assaí brand recognized throughout Brazil.

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7.3 Representation in Events and Awards

The official representation of Assaí in external events, such as seminars, congresses, awards, or related occasions, requires prior joint authorization from the Executive Board responsible for the topic and the External Communication Management. This includes a Compliance assessment when there are doubts about the organization’s credibility or compliance with participation regulations.

Any invitation sent to an employee to officially represent Assaí, whether as a speaker, panelist, or interviewee, must be forwarded to the External Communication area. The team will evaluate participation in the event based on institutional criteria. If approved, they will seek final authorization from the responsible Executive.

8. Interaction with Stakeholders

8.1 Relationship with Our Customers

Our customers are the most valuable resource we have. Therefore, we are unwaveringly committed to providing the best service and the most rewarding shopping experience in our stores, treating everyone with respect, transparency, and ethics.

At all stages, from product selection, negotiation, storage, pricing, and restocking to the dissemination of offers and services, we work tirelessly to comply with the requirements of the Consumer Protection Code (CDC), the National Health Surveillance Agency (ANVISA), and all legislation relevant to our business, always keeping the customer as the main focus and strengthening our relationship of trust.

We are ready to receive and address all your needs, whether through reports, questions, requests, complaints, or suggestions, either in person at our stores or through our service channels.

8.2 Relationship with Suppliers, Service Providers and Business Partners

All our business partners must adopt ethical, fair, impartial, transparent, and responsible business practices that are in full compliance with the legislation in all jurisdictions where they operate.

To ensure integrity, suppliers and service providers must comply with the laws and regulations in force in their areas of operation. Furthermore, they must conduct their business with honesty and integrity, avoiding any form of corruption, bribery, fraud, or unethical conduct.

It is essential that conflicts of interest are avoided and that business decisions are made impartially and transparently. We expect our business partners to incorporate sustainable practices into their operations, minimizing environmental impacts and promoting social responsibility.

Suppliers and service providers must also respect human rights at all stages of their operations, including ensuring fair wages, safe working conditions, and dignity in the workplace. It is essential that they deliver products and services of the highest quality, meeting all applicable quality and safety standards.

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In addition, they must provide accurate and timely information about their activities and performance whenever requested by Assaí. We emphasize that our Company reserves the right to take appropriate measures in case of violation of this Code of Ethics and Conduct, which may include termination of contracts and the adoption of legal actions.

By doing business with Assaí, suppliers and service providers agree to adhere to this Code. We expect all our partners to share these values and be committed to maintaining them in their operations.

8.3 Hiring Suppliers and Service Providers

We value integrity and transparency in our hiring processes, ensuring the continuous preservation of Assaí’s interests, Values, and reputation. To this end, the hiring of suppliers and service providers must comply with the internal rules and procedures established in the Company’s policies.

Furthermore, our employees can recommend suppliers, provided they do not participate in any stage of the decision-making process related to the hiring, do not have responsibility in the management of the supplier, and formalize the situation with their immediate manager and the director of the area responsible for the hiring, with a risk analysis being carried out to identify possible conflicts of interest and the necessary measures for adequate mitigation of potential risks.

While employed by Assaí, it is not permitted to act as a supplier to the Company, either as a self-employed professional or a partner of another company. In the case of being a member of Non-Governmental Organizations (NGOs) or Civil Society Organizations of Public Interest (OSCIPs), hiring must follow the same criteria and guidelines mentioned above.

8.4 Relationship with Competitors

We respect our competitors and are committed to fostering fair and loyal competition, to preserve free competition and act in full compliance with the Competition Defense Law. This practice is essentially linked to our commitment to promoting a sustainable business environment.

Abuse of economic power or dominant position and arbitrary commercial practices that limit competition, such as agreements to fix or control prices and establish operating territories, are not tolerated.

It is of utmost importance that all information that the Company wishes to obtain from its competitors is acquired through lawful, honest, and ethical means, in full compliance with applicable legislation, to prevent any form of anti-competitive practice. This is essential to maintain our integrity and promote healthy and fair competition.

8.5 Relationship with Shareholders and Investors

We are a publicly traded Company that maintains a solid commitment to its shareholders and the market, in compliance with current legislation. The Company seeks to establish transparent and accessible communication, ensuring that its activities and performance are easily followed by these audiences.

For Assaí, the relationship with shareholders and investors is a strategic priority. We believe that these behaviors allow us to build more sustainable relationships, which, in turn, help to improve and optimize processes, mitigate risks, identify opportunities, and, as a result, generate benefits for all parties involved, strengthening mutual trust.

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Safeguarding the investments of our shareholders is a central responsibility, aimed at growth and the generation of financial return with the maximum appreciation of the Company. We also commit to providing reliable, accurate, and integral information in our Financial, Social, and Environmental Statements.

We emphasize that commercial relationships between shareholders and Assaí are permitted, whether conducted by individuals, through other entities, or even other companies. However, such relationships must follow the Related Party Transactions Policy, observing the principles of exemption, transparency, ethics, competitiveness, and absence of conflicts of interest.

For more detailed information, we recommend reading the Disclosure and Use of Relevant Information and Confidentiality Preservation Policy, the Related Party Transactions Policy, and the Community and Stakeholder Relations Policy, which are available on the Assaí website.

8.6 Relationship with Public Authorities

Our interaction with public agents and individuals close to them is based on principles of ethics and transparency. We make our best efforts to ensure that both our employees and third parties acting on our behalf act with integrity and transparency, avoiding inappropriate behavior towards public administration.

To achieve this goal, we develop internal policies and procedures and offer training to ensure that our team knows how to act when dealing with representatives of public authorities.

The powers of attorney that grant powers to the indicated employees and third parties to represent the Company before authorities are strictly controlled and are subject to specific procedures for their issuance. In addition, meetings with public agents are monitored by the Compliance area after registration by the employee.

It is important to note that the Company does not tolerate misconduct, and the offer, promise, or payment of any type of benefit, whether in invitations, gifts, or monetary values, is prohibited.

Whenever there is any type of request made by agents or representatives of public authorities, such situations must be reported to Compliance.

8.7 Relationship with the Press and External Media

We value freedom of expression and recognize the importance of the press and communicators to society. We have an External Communication area dedicated to, among other activities, maintaining good relations with journalists and professionals in the area. This team acts as an intermediary for all interactions between Assaí and the press, whether national or international.

Our relationship with the media follows the guidelines contained in the regulations of the “Comissão de Valores Mobiliários” (CVM), which establishes restrictions on the sharing of information for publicly traded companies, which may even result in penalties.

Any request from the press or external media for an employee to speak, write, or position themselves on topics related to or involving Assaí must be communicated to the External Communication area. No one, regardless of position in the Company, can represent Assaí without prior knowledge and authorization from the area. This guidance aims to ensure the proper dissemination of the Company’s institutional information.

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8.8 Conduct on Social Networks

We recognize the value of social networks as an instant communication and social interaction tool and are committed to using these platforms ethically and responsibly, with the aim of strengthening our identity, building trust, and maintaining positive relationships with stakeholders, such as customers, employees, shareholders, suppliers, service providers, business partners, and the local community.

All employees are responsible for their actions and words on social networks, whether in personal profiles or comments on official Company accounts. When expressing opinions, it is essential to clearly distinguish that they are personal and do not represent the official position of the Company.

Our conduct must reflect our fundamental Values, promoting mutual respect, honesty, and transparency. Therefore, we do not tolerate:

●	Offensive, discriminatory, defamatory, or harmful content and comments to the image of the Company or third parties.

●	Sharing confidential Company information or exposing restricted environments, co-workers, customers, or stores.

We respect all applicable laws and regulations in all interactions on social networks.

It is also essential that the consistency of the Company’s visual identity is maintained on social networks whose addresses are available on our website (www.assai.com.br). It is not permitted to create profiles in the name of the Company without due authorization from the Marketing and Communication areas.

Assaí monitors social networks to ensure compliance with this Code of Ethics and Conduct. By adopting and following this document, we reaffirm our commitment to using social networks as a tool to strengthen our online presence ethically and responsibly.

8.9 Donations, Contributions and Sponsorships

We make donations and sponsorships with full transparency and integrity, ensuring that actions are properly recorded in the accounting of the Company and the beneficiary organizations. This information is always available for verification by the responsible area and the Assaí control areas.

We do not allow linking donations or sponsorships to any type of undue benefit, bribery, or search for preferential treatment. Such actions must not result in conflicts of interest, influence decisions of public authorities, or violate the provisions of Law No. 12.846/13, known as the “Clean Company Law,” or any rule established in this Code or in Assaí’s Anti-Corruption Policy.

It is important to note that we do not support donations or sponsorships to individuals, concentrating our efforts exclusively on organizations, unless these actions are part of campaigns approved by the Executive Board or have the endorsement of the Ethics Committee.

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8.10 Gifts, Presents, Trips and Entertainment

When receiving gifts, presents, invitations to lectures, training, and trips, it is essential to assess whether there is a possibility of any conflict of interest arising. Our conduct must be transparent and in compliance with Assaí’s policies.

It is essential that, in these cases, employees immediately notify their manager and seek approval from the Executive Board responsible. This demonstrates full transparency and is in line with the Company’s expectations.

Offering or accepting gifts, presents, and invitations with the intention of influencing business decisions, making exchanges of favors, or obtaining undue advantages is not tolerated. If, by chance, the employee receives something that is outside the limits established in our policy, causes discomfort, or is difficult to refuse, it is essential to immediately notify the Compliance area. They will assess the situation and may even involve the Ethics Committee to ensure that appropriate measures are taken.

8.11 Organizations and Social Movements

We promote quality dialogue with unions, NGOs, institutions that represent civil society, minority groups, and employee representation. Assaí is committed to developing this dialogue constructively, based on mutual respect and the common interest of the Company and its employees. Regarding Assaí’s positioning before Associations and Unions, even in legal committees, all decisions must be previously aligned with the Institutional Relations and Union Relations areas, respectively. Autonomous decision-making is not permitted.

To this end, we adopt the following measures:

●	Frank and open dialogue with all interlocutors, without restrictions or censorship.

●	Mutual respect: we believe that dialogue is only possible from mutual respect between the parties.

●	Relations must be based on the joint well-being of the Company and its employees.

●	We comply with current regulations, ensuring the delivery of accurate and timely information to employee representatives and union bodies.

●	Although Assaí is not affiliated with political entities or groups, it values and acknowledges their importance.

●	We uphold the freedom of our employees to associate with political parties, unions, or social movements, provided they do not use these affiliations to represent or speak on behalf of Assaí.

9. Building a Healthy Environment

9.1 Responsibility of Our Leaders and Employees

We have the responsibility to internalize the Values of the “Being Assaí is Like This” culture in our daily lives and in all decisions made within the Company. Our managers must lead by example, demonstrating the ability to listen to and value diverse opinions, arguments, and ideas that represent opportunities for learning and improving our processes.

It is mandatory that they promote a safe, respectful, and inclusive environment where everyone has the opportunity to participate in discussions and contribute with ideas. This approach aims to foster improvements and stimulate more creative and innovative results that meet the demands and specifications of our business and Our Customers.

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We respect our employees and encourage an environment where everyone can be authentic. We do not tolerate any form of violence or discrimination and encourage interaction and collaboration between the different areas with the aim of sharing knowledge and best practices, thereby raising our quality and productivity standards.

To foster an ethical culture in the workplace, we have performance evaluation procedures that incorporate ethical criteria. This motivates leaders and employees to adopt the best practices in terms of corporate responsibility and integrity, ensuring ethical and responsible conduct in all our activities.

9.2 Commitment to Promoting Diversity, Inclusion and Human Rights

We recognize that diversity is a fundamental value in the transformation of society and human relations. In this sense, we promote inclusion, foster respectful dialogue and celebrate the plurality of our team, customers, and society.

Our commitment is to create a welcoming and safe environment, in which everyone has equitable opportunities for development and growth, respecting the uniqueness and essence of everyone.

We do not tolerate any form of prejudice, jokes, or discriminatory comments, as well as practices that violate human rights. The promotion of representativeness and the development of our employees are non-negotiable priorities.

We understand that diversity is not only an intrinsic value but also a driving force for socioeconomic progress and innovation. We seek, daily, to offer the best shopping experience to Our Customers, valuing our relationships with all segments of society.

We reject any act that infringes current legislation and human rights. Respect and appreciation of diversity are essential foundations for harmonious coexistence with stakeholders. Therefore, we combat any form of violence, intolerance, or discrimination, regardless of its nature.

We also commit to not accepting slave or informal labor, child exploitation, and any inhuman and degrading working conditions in our Company and throughout our value chain, reinforcing our commitment to social responsibility and business ethics.

9.3 Prejudice, Discrimination and Harassment

We value diversity within our team and do not tolerate any form of prejudice, discrimination, and harassment.

We are committed to investigating and combating situations that involve humiliation, intimidation, exposure to ridicule, hostility, or embarrassment in the workplace, regardless of whether they are related to color, race, sex, sexual orientation, language, religion, political opinion, nationality, social origin, or any other condition.

Abusive, inappropriate, or offensive behaviors, whether through words, actions, or gestures, directed at colleagues, partners, or visitors in the workplace are also not allowed. Furthermore, the practice of moral or sexual harassment within the Company or in activities related to it, both inside and outside the facilities, is not tolerated.

9.4 Environmental Responsibility

We attach great importance to the environmental impacts resulting from our operations. We are committed to the responsible and conscious use of natural resources, as well as their effective management, with the aim of reducing the environmental impact resulting from our activities. We maintain a continuous effort in our daily conduct, seeking to incorporate best practices in environmental protection and strictly observing environmental laws in force.

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To this end, we encourage efficiency in water consumption and work to reduce carbon emissions, implement equipment modernization, adopt cleaner energy sources, improve energy efficiency, properly manage waste, combat food waste, and promote the circular economy.

In addition, we encourage conscious consumption by Our Customers, offering products and services that respect the environment.

9.5 Occupational Safety & Health

Our commitment is to promote better working conditions, preserve health and social well-being, and ensure quality of life, welcoming, and engagement of our employees. This includes compliance with legal issues related to the topic, as well as practices and policies defined by Assaí, allowing them to carry out their activities with full capacity.

Occupational Safety

We ensure compliance with safety and accident prevention standards, aiming to eliminate incidents and protect Our People against occupational risks.

At Assaí, we comply with current regulatory standards to maintain a safe and healthy work environment. We act as a partner to leadership in our stores, DCs, regional offices, and Headquarters, promoting accident prevention, consulting, and dissemination of best practices and relevant legislation.

It is the leadership’s responsibility to ensure that Safety and Accident Prevention Standards are rigorously applied in their teams.

Each of us is responsible for knowing, applying, and following Occupational Safety Standards and Procedures, promoting safety in our work environment and during the performance of our duties. Small failures, resulting from inattention or ignorance of safety policies and standards, can expose us to risks, including fatal ones.

Health

We promote health and quality of life, ensuring the continuous improvement of the physical and mental health conditions of employees, in addition to stimulating a healthy interaction between the social and work environment.

Our commitment is to protect the health of employees, fully complying with regulatory standards, legal requirements, and best practices related to the care of our team.

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We work to ensure that our employees are treated with respect and are welcomed in a safe and healthy work environment.

Each of us is responsible for knowing, applying, and following Occupational Health Standards and Procedures, promoting a healthy and preventive environment.

9.6 Asset Security and Prevention

Employees of third-party companies and the Loss Prevention team receive training on the Company’s Code of Ethics and Conduct to perform their duties correctly and ethically.

In this regard, we emphasize that Assaí does not tolerate:

●	Disrespectful and/or discriminatory approaches motivated by issues such as color, race, gender, sexual orientation, sexual expression, manner of dress, or use of accessories.

●	The sharing of third-party information, whether clients or employees.

●	Negligence, disrespect, or lack of consideration regarding complaints from anyone within our work environment.

●	The dissemination of disrespectful and/or derogatory jokes or pranks involving clients and/or employees.

In commitment to this issue, managers routinely verify the practical application of these principles.

9.7 Use of Alcohol, Drugs, and Possession of Weapons at Work

To promote a peaceful and respectful work environment among our employees, we remind you that it is prohibited to enter, remain, or participate in activities on our facilities or external events related to the Company under the influence of alcoholic beverages or illicit narcotics.

Furthermore, the possession or storage of any weapon on our facilities or in external activities associated with the Company is not permitted. Service providers who use weapons as work tools must be duly authorized and identified.

If any situation contradicts these guidelines, we request that employees contact their manager, the Human Resources area, and the Asset Security team.

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10. Ethics and Transparency

10.1 Conflicts of Interest

It’s important to be aware of situations that could create conflicts of interest. These happen when our ability to make fair decisions is compromised, favoring individuals or third parties over what’s best for the Company.

As part of our ethical responsibility, we must act with integrity, transparency, and loyalty. If you’re unsure about a potential or actual conflict, you must tell the Compliance area or use the Ethics Hotline.

We should always check our professional relationships, as situations that were once okay can become problematic due to various reasons.

Some situations to avoid:

●	Hiring close associates* to work under your supervision.

●	Recommending your own company or someone close’s company to provide services in your area.

●	Using Company resources for personal gain.

●	Conducting personal transactions of products or services on Company premises.

●	Providing services, working, or consulting for Assaí’s competitors.

Remember, it’s crucial to follow the Company’s ethics and integrity guidelines, always looking out for Assaí’s best interests.

*	Close associates are people who, due to proximity or frequent interaction, can influence decision-making, potentially creating a conflict of interest in your professional duties.

10.2 Side Activities

Because of our employees’ loyalty commitment, we don’t allow any simultaneous activity, directly or indirectly, paid or unpaid, for a competitor or any third party with an active business contract with Assaí or in negotiation. However, exceptions can be made if approved by the Ethics Committee or following the Related Party Transactions Policy.

Employees can participate in volunteer or paid activities in non-profit organizations or civic, religious, educational, public, political, social associations or even engage in paid activities like selling beauty products, food, insurance, etc., as long as these activities don’t conflict with Assaí’s interests.

Important: These activities must be done outside work hours and without using Company resources like email, phones, printers, and office supplies.

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10.3 Family and Intimate Relationships

We value personal relationships and respect family and intimate ties among our employees. However, we must set limits to avoid conflicts of interest. Intimate and family relationships are allowed as long as there’s no hierarchical subordination, influence on management decisions, or impact on processes.

10.4 Information Security

Through Information Security Governance, Assaí aligns its goals and strategies with a comprehensive program to strengthen security. This includes network protection, access control, secure messaging, user device security, and data backup and recovery. We also focus on protecting the personal data of our employees, customers, and third parties.

This program is regularly reviewed and updated based on maturity analyses and cyber risk assessments. We also run communication and training campaigns to raise awareness about Information Security.

Your actions are key to protecting Company data, like using strong passwords and keeping them private. Also, be careful with storing and discarding printed documents, and keep sensitive information confidential. Follow other security measures detailed on the Intranet and official Company communication channels.

10.5 Protecting Financial and Sustainability Information

It’s our job to act ethically and protect Assaí’s financial information, which is shared with everyone involved, whether in print or digital form. To do this, we must ensure that the accounting standards we use follow the rules of regulatory bodies and the latest guidelines for sharing sustainability information, both in Brazil and internationally.

Before sharing any financial information, inside or outside the company, the responsible departments must approve it. This keeps our data safe, as access to this information gives Assaí a significant competitive advantage.

10.6 Internal Controls and Accurate Accounting Records

Every day, we value integrity and transparency, and each of us is responsible for checking how well our control system is working. By creating reliable financial and accounting information, we help the company’s management achieve its goals.

At Assaí, we have an Audit Committee (CoAud) that oversees the company’s risks, the accuracy of financial statements, and internal controls.

We have internal and external auditors who check and report on how well our processes work. Employees must cooperate with them by providing reliable and accurate information, which is essential for their work.

10.7 Insider Information

Employees, managers, and anyone with access to confidential company information must not disclose it or use it for their benefit or the benefit of others. Those who use it to gain unfair advantages, whether in transactions involving securities or anything else, will be subject to penalties, as stated in our internal policies. They may also face criminal and/or administrative actions from regulatory agencies.

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10.8 Anti-Corruption and Prevention of Fraud and Money Laundering

We act ethically, with respect, integrity, and transparency when dealing with public administration representatives and public or private agents. Our actions follow current laws, such as the Brazilian Anti-Corruption Law (Law No. 12,846/2013) and the US Foreign Corrupt Practices Act (FCPA), which hold companies accountable for actions against public administration, whether in Brazil or abroad.

We do not tolerate any misconduct related to corruption, fraud, or bribery, whether by offering, demanding, receiving benefits, or any form of advantage involving public or private agents.

Assaí does not provide financial support or any assistance to individuals involved in criminal activities. We also do not participate in practices that aim to hide or disguise resources of criminal origin, acting in full compliance with the Law against Money Laundering Crimes (Law No. 9,613/98).

We proactively educate our employees, suppliers, and service providers about the importance of combating corruption in all relationships, whether with employees, direct or indirect suppliers, distributors, consumers, customers, public agents, or any other relevant party.

For detailed information, please read the Anti-Corruption Policy, available on the Assaí Investor Relations website.

10.9 Compliance with Laws, Regulations, and Internal Rules

We fully respect all national and international laws, principles, standards, and regulations that apply to our business. To ensure a legally safe and transparent environment, we have internal policies and procedures that must be followed by all our team members.

To achieve this goal, it is essential to ensure that these policies, procedures, and other similar rules are publicly known, being disclosed through the Company’s official channels.

Our policies and procedures should be consulted regularly to guide our actions and ensure that we are acting by internal rules. However, in situations where there are omissions or doubts, it is important that competent areas are consulted. It is not allowed that, due to eventual uncertainties or gaps, we are led to make decisions that contradict the ethical values of the Company.

Our leaders play a fundamental role, always acting as examples of ethical and integral behavior. They must implement effective controls to prevent fraud and ensure compliance with laws, policies, and internal procedures.

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10.10 Use of Assets and Resources

The use of corporate technology assets and resources requires our attention and care, highlighting the following guidelines:

●	Corporate technology assets and resources must be strictly used for professional purposes for the benefit of Assaí.

●	It is strictly prohibited to install unauthorized software on Company equipment and to access inappropriate or illegal content on the internet, as this can harm the Company’s image, result in legal implications, and compromise the organization’s security.

●	Corporate email must be used responsibly, avoiding sending offensive or inappropriate messages or messages for personal purposes.

In addition, employees are responsible for protecting corporate technology assets against theft or robbery, keeping them in safe places and applying anti-theft devices, such as security locks for laptops, as a precaution.

It is of utmost importance that the use of corporate devices is carried out with care, ranging from transport to handling, to prolong the useful life of these resources.

11. About This Code

References to Assaí include all its branches and subsidiaries, as well as stores, Distribution Centers (DCs), regional offices and the Headquarters. All references to employees include directors, administrators, and employees of Assaí and its branches and subsidiaries.

Those who commit acts that violate the Assaí Code of Ethics and Conduct, or its essence will be subject to applicable legal and administrative sanctions, as provided in civil, criminal, and labor legislation.

In accordance with the Consequences and Disciplinary Measures Policy, the sanctions applicable due to the violation of the precepts outlined in this Code of Ethics and Conduct by its employees will be measured on a case-by-case basis, taking into account: (I) the nature and severity of the violation; (II) the transgressor’s history, as well as their responsibilities; (III) mitigating or aggravating circumstances of the committed infraction; (IV) the means used and the ends sought; (V) the risks involved; and (VI) the possible consequences of the sanction. The applicable sanctions may range from warnings to suspension and even termination for cause of involved employees.

In the case of violations by suppliers of goods and service providers, the penalty may range from warnings, suspension, and even punitive contractual termination.

This Code does not create an employment relationship or any contractual right between Assaí and its employees and/or third-party and business partners. This document is also not a guarantee of specific treatment in certain situations.

The guidelines presented in this Code will be applied on a case-by-case basis. Exceptions must be reviewed by the Ethics Committee.

Communications and training to Assaí employees regarding this Code of Ethics and Conduct are carried out by the Internal Communication and Assaí University areas (People Management Directorate) upon demand from the Compliance area.

In addition to requiring formal adherence to the Code of Ethics and Conduct from all employees at the hiring stage, Assaí provides periodic and mandatory training to all its employees on the Code of Ethics and Conduct, providing for the renewal of adherence when the Code is updated. This code must be reviewed every 2 (two) years.

In case of doubts or questions about the content of this Code, please contact the Compliance area by email at compliance@assai.com.br

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